IDEXX Laboratories Announces Third Quarter Results

- Delivers 11% normalized organic revenue growth and $1.05 Adjusted EPS, driven by strong growth in all business segments and regions including 12% normalized organic growth in CAG Diagnostics recurring revenues

- Catalyst® and hematology instrument placements both increased over 30% in US and international markets

- Transition to all-direct sales strategy in the US on track for 100% direct order and fulfillment capability in Q4

- Company announces launch of Catalyst One™, the Company's next generation chemistry analyzer, with customer shipments beginning November 3

- Strong business momentum supports increase in 2014 Adjusted EPS guidance to $3.85 to $3.90 and preliminary 2015 outlook for 13% to 14% normalized organic revenue growth and $4.38 to $4.48 Adjusted EPS

WESTBROOK, Maine, Oct. 24, 2014 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX) today reported that revenues for the third quarter of 2014 increased 13% versus the prior year period to $384 million. Organic revenue growth1 for the third quarter of 2014 versus the prior year period was also 13%, or 11% normalized for changes in distributor inventory2. Earnings per diluted share ("EPS") for the quarter ended September 30, 2014 increased 21% from the prior year period to $1.03. Adjusted EPS3 for the quarter was $1.05.

"We achieved exceptional growth across our business in the third quarter, reflecting benefits from our investments in our global commercial capability and innovation pipeline. Normalized CAG Diagnostics recurring revenues grew organically over 11% in the US and 15% in international markets, supported by strong gains across our modalities. Our instrument placements were also outstanding, setting the foundation for sustained strong growth in highly durable CAG Diagnostics recurring revenues. In the quarter we placed over 650 Catalysts and 750 hematology instruments globally, as well as 3,200 SNAP Pro® Mobile Devices. We look forward to building on this momentum with customer shipments of Catalyst One beginning November 3rd. Catalyst One expands the market for our highly differentiated Catalyst technology with a significantly lower entry price," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"Our 2013 sales transformation in US Companion Animal Diagnostics is continuing to accelerate our growth by helping customers grow their practices and improve pet health through an enhanced standard of care and practice management. Our transition to an all-direct sales strategy, currently underway, will significantly expand the sales and support resources that our customers value from IDEXX. We are ahead of schedule in this regard, as greater than 95% of sales and support hiring is completed, our new inside sales center is up and running with a fully staffed and trained team, and our expanded nationwide logistics capability is in full operation," Ayers commented.

Third Quarter Financial Performance Highlights

Third quarter revenues reached $384 million, a 13% increase compared to the prior year period, reflecting strong performance across regions and business segments.

  Companion Animal Group ("CAG") organic revenue growth was 13% for the third quarter of 2014 compared to the prior year period. Normalized CAG Diagnostics recurring organic revenue growth was 12%, driven by 15% gains in IDEXX VetLab® consumables and 14% growth in reference lab and consulting services.
  Catalyst and hematology instrument placements both increased 32% in the third quarter of 2014, compared to the prior year period. Instrument revenues in the third quarter of 2014 declined 5% organically, compared to the prior year period, reflecting $2.5 million in deferred revenue from placements associated with the Catalyst One introductory offer and lower average prices for certain instruments internationally.
  Livestock, Poultry and Dairy ("LPD") organic revenues grew 14% for the third quarter of 2014, compared to the prior year period, supported by strong gains in all major geographic regions.
  Organic revenues for Water in the third quarter of 2014 grew 9%, compared to the prior year period, supported by strong gains in Europe and the US.

Gross margins for the third quarter increased to 55.6% from 54.9% in the prior year period, with improvements from lower product and service costs and moderate price increases, offset by lower foreign exchange hedging gains. Compared to the prior year period operating expenses increased 17%, or 13% excluding $5 million of expenses associated with the transition to an all-direct sales strategy for US companion animal diagnostics, reflecting planned increases in global commercial resources. Operating margins decreased from 19.4% in the prior year period to 18.8%. Adjusting for transition expenses mentioned above, operating margins would have increased to 20.1% compared to the prior year period.

The accompanying financial tables provide more information concerning our revenue and other operating results for the three months and nine months ended September 30, 2014.

Financial Outlook

The following guidance for 2014 and 2015 reflects the assumptions that the value of the US dollar relative to other currencies will remain at our current assumptions of the euro at $1.27, the British pound at $1.61, the Canadian dollar at $0.89, the Australian dollar at $0.88 and the Japanese yen at ¥108 to the US dollar for the balance of 2014 and the full year of 2015, and that the Federal R&D tax credit is not renewed for 2014 or 2015.

Outlook for 2014

The Company has and expects to continue to incur transitional impacts in 2014 associated with the change to an all-direct sales strategy in the US. The Company now estimates that transition impacts in aggregate will reduce 2014 revenue by $18 to $23 million and 2014 operating profit and EPS by $31 to $37 million and $0.40 to $0.47, respectively. These impacts include a drawdown of distributor inventories in the fourth quarter that the Company now expects will result in a one-time reduction in revenue and operating profit of approximately $18 to $23 million and $15 to $19 million, respectively. The higher end of the estimated impact range corresponds with the full estimated impact of the inventory drawdown impact related to the move to the all-direct sales strategy. The transition impacts also include $6 million in incremental expense as the Company ramps up sales and operating resources ahead of the transition, and $10 to $12 million associated with project management and other one-time costs required to implement the strategy.

The Company has updated its organic revenue growth guidance for 2014 to 9.5% to reflect growth trends at the high end of its previous guidance range. Operating margin is expected to be in line with the Company's previous guidance of relatively consistent operating margins for the full year compared to 2013. Favorable operating performance, reduced tax expense, and a reduction in outstanding shares are partially offset by unfavorable impacts of foreign exchange, resulting in an increase from our previous Adjusted EPS guidance of $3.79 to $3.86 to our current Adjusted EPS guidance of $3.85 to $3.90. The recent strengthening of the US dollar is projected to reduce reported revenues and EPS by approximately $10 million and $0.04, respectively, as compared to our prior 2014 outlook. The following table summarizes our 2014 guidance:

Amounts in millions except per share data
	Guidance Range	Year-over- Year Growth
Adjusted Revenue[4]	$1,505 - $1,510	~9.5%[4]
Adjusted EPS[3]	$3.85 - $3.90	12% to 14%[3]
Free Cash Flow[5]	100% to 110% of net income
Capital Expenditures	~ $75

The following table reconciles EPS to Adjusted EPS:

	Guidance Range 2014		2013
	Low	High
EPS	$3.42	$3.54	$3.48

Incremental expenses associated with plan to transition to an all-direct sales strategy:
- Non-recurring transition costs	$0.15	$0.13
- Expense ramp-up in advance of January 1, 2015 transition to new sales strategy	$0.08
Impact of distributor inventory drawdown expected in Q4 of 2014	$0.24	$0.19
Non-recurring income tax benefit related to the deferral of intercompany profits	($0.04)
Third-party service provider bankruptcy	-	-	$0.05
Federal R&D tax credit related to 2012 and 2013	-	-	($0.10)

Adjusted EPS	$3.85	$3.90	$3.43
Adjusted EPS Growth	12%	14%

Changes in net foreign exchange rates are projected to reduce Adjusted EPS growth by 2% in 2014.

Outlook for 2015

The Company provides the following guidance for 2015:

Amounts in millions except per share data
	Guidance Range	Growth Definition	Year-over-Year Growth
Revenue	$1,690 - $1,710	Normalized Organic Revenue Growth[2]	13% to 14%
Normalized Organic Revenue Growth,
		Excluding Margin Capture[6]	9.5% to 10.5%
		Reported	14% to 15%
EPS	$4.38 - $4.48	Adjusted	13% to 16%[3]
		Reported	26% to 29%

The normalized organic revenue growth, excluding margin capture above of 9.5% to 10.5% compares to our prior guidance of 9% to 10%, reflecting the strong growth trends we are seeing in our businesses. The favorable deferred revenue impact of our Catalyst One introductory offer increases revenue growth for the full year 2015 by approximately 0.5%. We expect that the recent strengthening of the US dollar will lower reported revenue growth by an additional ~1.5% in 2015 and EPS by ~$0.09, which is included in our guidance. Our 2015 profit outlook reflects expectations for relatively flat operating margins compared to 2014, excluding transitional impacts, despite unfavorable foreign exchange changes. We also expect an effective tax rate of 30.5%, a reduction in weighted average shares outstanding of approximately 7.0% to 7.5%, and interest expense, net of interest income, of $28 million to $30 million reflecting current and projected borrowings.

The preliminary 2015 revenue and profit outlook excludes potential negative impacts from a carryover of distributor inventory. While we expect this to be minimal, there is the potential for an impact of up to $5 million of revenue and $4 million operating profit, or $0.05 per share EPS, in the first quarter of 2015 related to this change.

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding certain measures used in this earnings release that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to herein as non-GAAP financial measures: To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and are useful for period-over-period comparisons of the performance of the Company's business. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies. See the notes to this earnings release for information regarding these non-GAAP financial measures and the reconciliations included in the notes and elsewhere in this earnings release for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its third quarter results and management's outlook. To participate in the conference call, dial 1-800-230-1074 or 1-612-234-9960 and reference confirmation code 338991. An audio replay will be available through Friday, October 31, 2014 by dialing 1-320-365-3844 and referencing replay code 338991.

The call will also be available via live or archived webcast on the IDEXX Laboratories' website at http://www.idexx.com and will be available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 6,000 people and offers products to customers in over 175 countries.

1 Organic revenue growth is a non-GAAP financial measure. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to the performance of our peers. Organic revenue growth for the third quarter of 2014 excludes the impact of changes in foreign currency exchange rates, which had essentially no impact on revenue growth, and revenue from business acquisitions, which contributed 0.6% to revenue growth. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three and nine months ended September 30, 2014.

2 Normalized organic revenue growth is a non-GAAP financial measure. Management believes that reporting normalized organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue growth performance with prior and future periods. Our rapid assay products and VetLab instrument consumables are currently sold by third party distributors, who purchase products from us and sell them to end users, such as veterinary practices. As a result, distributor inventory levels have an impact on our reported sales, and distributor inventory levels may be affected by many factors, which may not be directly related to underlying end-user demand for our products. Normalized organic revenue growth excludes the impact of changes in our significant distributors' inventory levels on organic revenue growth for the relevant period. We are unable to obtain data for sales to end users from certain less significant third party distributors internationally. We do not believe the impact of changes in these international distributors' inventories would have a material impact on our growth rates. Reconciliation of organic revenue growth to normalized organic revenue growth for the third quarter of 2014 includes the following positive impacts to organic revenue growth from changes in our significant distributors' inventory levels; Total Company 1.6%, CAG Diagnostics Recurring 2.2%; VetLab consumables 4.6%, and Rapid Assay 3.9%. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three and nine months ended September 30, 2014.

3 Adjusted EPS and Adjusted EPS growth are non-GAAP financial measures. Management believes that reporting Adjusted EPS provides useful information to investors by facilitating easier comparisons of our EPS performance with prior and future periods. Adjusted EPS and Adjusted EPS growth exclude impacts in the second half of 2014 related to our transition to an all-direct sales strategy, a non-recurring income tax benefit related to the deferral of intercompany profits recorded in the third quarter of 2014, a charge resulting from a third-party service provider bankruptcy in 2013, the impact of the retroactive extension of the Federal R&D tax credit associated with the 2012 tax year that was recorded in the first quarter of 2013, and the full year impact of the 2013 Federal R&D tax credit. See the supplementary analysis of results below for a reconciliation of EPS to Adjusted EPS for the three and nine months ended September 30, 2014. See the table within our Outlook for 2014 above for a reconciliation of EPS to Adjusted EPS for the full year 2014. Our Outlook above for the full year 2015 Adjusted EPS Growth of 13% to 16% is as compared to the mid-point of the 2014 Adjusted EPS guidance range noted in our Outlook for 2014.

4 Adjusted Revenue is a non-GAAP financial measure. Management believes that reporting Adjusted Revenue provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods. Adjusted Revenue represents reported revenue adjusted to exclude the impact of a one-time reduction in projected revenue of $18 to $23 million in the fourth quarter of 2014 associated with the drawdown of inventory held by distributors related to our transition to an all-direct CAG Diagnostics sales strategy in the US. 2014 Revenue as reported is expected to be $1.482 to $1.492 billion. Year-over-year growth of Adjusted Revenue for our full year 2014 outlook excludes the impact of the aforementioned drawdown of inventory held by distributors on organic revenue growth. Full year 2014 reported revenue growth is projected at 7.6% to 8.4%. The unfavorable deferred revenue impacts associated with our Catalyst One introductory offer reduces revenue growth guidance for the full year 2014 by 0.5%.

5 Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, excluding tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the nine months ended September 30, 2014 and 2013. With respect to this particular forward-looking projected non-GAAP financial measure, the Company is unable to provide a quantitative reconciliation as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

6 Normalized organic revenue growth, excluding margin capture is a non-GAAP financial measure. Management believes that reporting normalized organic revenue growth, excluding margin capture provides useful information to investors by facilitating easier comparisons of our normalized organic revenue growth performance with prior and future periods. Normalized organic revenue growth, excluding margin capture is normalized organic revenue growth as described in the footnote 2 above, adjusted to exclude the impact of margin gained in 2015 from selling our products directly to our US based customers as opposed to through third party distributors. The favorable deferred revenue impact of our Catalyst One introductory offer increases revenue growth for the full year 2015 by approximately 0.5%.

Note Regarding Forward-Looking Statements
This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectation of future events as of the date of this earnings release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to successfully execute its strategy, including a recently announced all-direct sales strategy in the US; the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture and service of in-clinic instruments; the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the effectiveness of the Company's sales and marketing activities; the Company's ability to manufacture complex biologic products; the impact of a change to our relationship with the Company's distributors; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of increased competition, technological advances by our competitors; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; changes in testing patterns or practices in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; a failure or perceived failure to comply with regulations and our policies regarding the privacy and protection of user data; the effect of any strengthening of the rate of exchange for the US dollar; the impact of a weak economy on demand for the Company's products and services or increased customer credit risk; the effects of operations outside the US, including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the impact of the Company's limited experience and small scale in the human point-of-care market; the effects of interruptions to the Company's operations due to natural or man-made disasters, system failures or disruptions or security breaches; the effect on the Company's stock price if quarterly or annual operating results do not meet expectations of market analysts or investors in future periods; potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives; and the Company's ability to obtain financing on favorable terms. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014,in the sections captioned "Risk Factors," as well as the Company's other periodic reports filed with the Securities and Exchange Commission.

Contact: Ed Garber, Director, Investor Relations, 1-207-556-8155

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2014	2013	2014	2013
Revenue:	Revenue	$ 383,523	$ 338,297	$ 1,133,848	$ 1,022,985
Expenses and
Income:	Cost of revenue	170,187	152,514	499,897	455,532
	Gross profit	213,336	185,783	633,951	567,453
	Sales and marketing	70,602	60,079	206,470	179,641
	General and administrative	45,698	38,651	128,633	116,871
	Research and development	24,847	21,568	73,394	65,507
	Income from operations	72,189	65,485	225,454	205,434
	Interest expense, net	3,981	1,007	8,761	2,132
	Income before provision for income taxes	68,208	64,478	216,693	203,302
	Provision for income taxes	16,045	18,786	60,693	58,745
Net Income:	Net income	52,163	45,692	156,000	144,557
	Less: Noncontrolling interest in subsidiary's
	earnings	21	4	55	15
	Net income attributable to stockholders	$ 52,142	$ 45,688	$ 155,945	$ 144,542
	Earnings per share: Basic	$ 1.05	$ 0.87	$ 3.07	$ 2.70
	Earnings per share: Diluted	$ 1.03	$ 0.86	$ 3.03	$ 2.66
	Shares outstanding: Basic	49,745	52,450	50,821	53,562
	Shares outstanding: Diluted	50,400	53,242	51,522	54,391

IDEXX Laboratories, Inc. and Subsidiaries
Adjusted Earnings per Share: Diluted(Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2014	2013	2014	2013
Adjusted	Earnings per share: Diluted (as Reported)	$ 1.03	$ 0.86	$ 3.03	$ 2.66
Earnings	Incremental expenses associated with plan
per Share	to transition to an all-direct sales strategy:
	Non-recurring transition costs	0.06	-	0.05	-
	Expense ramp-up in advance of
	January 1, 2015 transition to
	new sales strategy	0.01	-	0.01	-
	Non-recurring income tax benefit related to
	the deferral of intercompany profits	(0.04)	-	(0.04)	-
	Third-party service provider bankruptcy	-	-	-	0.05
	Federal R&D tax credit related to 2012
	and 2013	-	(0.02)	-	(0.09)
	Adjusted earnings per share: Diluted[1]	$ 1.05	$ 0.84	$ 3.04	$ 2.62

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2014	2013	2014	2013
Operating	Gross profit	55.6%	54.9%	55.9%	55.5%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	30.3%	29.2%	29.6%	29.0%
revenue):	Research and development expense	6.5%	6.4%	6.5%	6.4%
	Income from operations[1]	18.8%	19.4%	19.9%	20.0%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		September 30,	Percent of	September 30,	Percent of
		2014	Revenue	2013	Revenue
Revenue:	CAG	$ 320,724		$ 283,843
	Water	25,747		23,247
	LPD	29,648		25,131
	Other	7,404		6,076
	Total	$ 383,523		$ 338,297

Gross Profit:	CAG	$ 176,036	54.9%	$ 152,359	53.7%
	Water	17,341	67.4%	15,598	67.1%
	LPD	17,970	60.6%	13,140	52.3%
	Other	3,986	53.8%	2,978	49.0%
	Unallocated Amounts	(1,997)	N/A	1,708	N/A
	Total	$ 213,336	55.6%	$ 185,783	54.9%

Income from
Operations:	CAG	$ 62,608	19.5%	$ 52,711	18.6%
	Water	11,367	44.1%	10,414	44.8%
	LPD	3,886	13.1%	1,125	4.5%
	Other	794	10.7%	612	10.1%
	Unallocated Amounts	(6,466)	N/A	623	N/A
	Total	$ 72,189	18.8%	$ 65,485	19.4%

		Nine Months Ended		Nine Months Ended
		September 30,	Percent of	September 30,	Percent of
		2014	Revenue	2013	Revenue
Revenue:	CAG	$ 949,009		$ 856,617
	Water	71,655		66,297
	LPD	93,738		81,448
	Other	19,446		18,623
	Total	$ 1,133,848		$ 1,022,985

Gross Profit:	CAG	$ 522,908	55.1%	$ 464,301	54.2%
	Water	47,379	66.1%	44,136	66.6%
	LPD	58,612	62.5%	44,270	54.4%
	Other	10,130	52.1%	9,235	49.6%
	Unallocated Amounts	(5,078)	N/A	5,511	N/A
	Total	$ 633,951	55.9%	$ 567,453	55.5%

Income from
Operations:	CAG	$ 188,820	19.9%	$ 167,377	19.5%
	Water	29,547	41.2%	28,682	43.3%
	LPD	17,669	18.8%	9,176	11.3%
	Other	1,134	5.8%	1,888	10.1%
	Unallocated Amounts	(11,716)	N/A	(1,689)	N/A
	Total	$ 225,454	19.9%	$ 205,434	20.1%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Three Months Ended
Net Revenue	September 30, 2014	September 30, 2013	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$320,724	$283,843	$36,881	13.0%	-	0.2%	12.8%
Water	25,747	23,247	2,500	10.8%	0.5%	1.3%	9.0%
LPD	29,648	25,131	4,517	18.0%	0.1%	4.0%	13.9%
Other	7,404	6,076	1,328	21.9%	0.1%	-	21.8%
Total	$383,523	$338,297	$45,226	13.4%	-	0.6%	12.8%

	Three Months Ended
Net Revenue	September 30, 2014	September 30, 2013	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

United States	$225,310	$200,408	$24,902	12.4%	-	0.1%	12.3%
International	158,213	137,889	20,324	14.7%	-	1.3%	13.4%
Total	$383,523	$338,297	$45,226	13.4%	-	0.6%	12.8%

	Three Months Ended
Net CAG Revenue	September 30, 2014	September 30, 2013	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue:	$277,957	$242,163	$35,794	14.8%	0.1%	0.3%	14.4%
VetLab consumables	90,971	76,080	14,891	19.6%	0.3%	-	19.3%
VetLab service and accessories	13,716	12,749	967	7.6%	(0.3)%	-	7.9%
Rapid assay products	46,777	43,042	3,735	8.7%	(0.1)%	-	8.8%
Reference laboratory diagnostic and consulting services	126,493	110,292	16,201	14.7%	-	0.7%	14.0%
CAG Diagnostics capital - instruments	18,040	19,115	(1,075)	(5.6)%	(0.9)%	-	(4.7)%
Customer information management and digital imaging systems	24,727	22,565	2,162	9.6%	(0.3)%	-	9.9%
Net CAG revenue	$320,724	$283,843	$36,881	13.0%	-	0.2%	12.8%

[1] The percentage change from currency is a non-GAAP financial measure. Effective January 1, 2014, this measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended September 30, 2014 and the same period of the prior year applied to foreign currency-denominated revenues for the three months ended September 30, 2013. Under the Company's methodology used prior to January 1, 2014, the Company calculated the percentage change in revenue resulting from the difference between the average exchange rates during the most recently completed three-month period and the same period of the prior year applied to foreign currency-denominated revenues for the most recently completed three-month period. This change in methodology, which was implemented to achieve operational efficiencies, is not deemed material.

[2] The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the three months ended September 30, 2014 compared to the three months ended September 30, 2013 attributed to acquisitions subsequent to June 30, 2013.

[3] Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the three months ended September 30, 2014 compared to the three months ended September 30, 2013 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Nine Months Ended
Net Revenue	September 30, 2014	September 30, 2013	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$949,009	$856,617	$92,392	10.8%	-	0.2%	10.6%
Water	71,655	66,297	5,358	8.1%	0.4%	1.3%	6.4%
LPD	93,738	81,448	12,290	15.1%	1.2%	5.7%	8.2%
Other	19,446	18,623	823	4.4%	0.2%	-	4.2%
Total	$1,133,848	$1,022,985	$110,863	10.8%	0.1%	0.7%	10.0%

	Nine Months Ended
Net Revenue	September 30, 2014	September 30, 2013	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

United States	$658,240	$602,332	$55,908	9.3%	0.1%	-	9.2%
International	475,608	420,653	54,955	13.1%	0.3%	1.6%	11.2%
Total	$1,133,848	$1,022,985	$110,863	10.8%	0.1%	0.7%	10.0%

	Nine Months Ended
Net CAG Revenue	September 30, 2014	September 30, 2013	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue:	$818,327	$734,989	$83,338	11.3%	-	0.2%	11.1%
VetLab consumables	264,405	230,637	33,768	14.6%	0.2%	-	14.4%
VetLab service and accessories	40,332	37,312	3,020	8.1%	0.5%	-	7.6%
Rapid assay products	139,329	133,182	6,147	4.6%	(0.2)%	-	4.8%
Reference laboratory diagnostic and consulting services	374,261	333,858	40,403	12.1%	(0.1)%	0.4%	11.8%
CAG Diagnostics capital - instruments	55,508	55,702	(194)	(0.3)%	0.5%	-	(0.8)%
Customer information management and digital imaging systems	75,174	65,926	9,248	14.0%	(0.5)%	-	14.5%
Net CAG revenue	$949,009	$856,617	$92,392	10.8%	-	0.2%	10.6%

[1] The percentage change from currency is a non-GAAP financial measure. Effective January 1, 2014, this measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the nine months ended September 30, 2014 and the same period of the prior year applied to foreign currency-denominated revenues for the nine months ended September 30, 2013. Under our Company's methodology used prior to January 1, 2014, the Company calculated the percentage change in revenue resulting from the difference between the average exchange rates during the most recently completed nine-month period and the same period of the prior year applied to foreign currency-denominated revenues for the most recently completed nine-month period. This change in methodology, which was implemented to achieve operational efficiencies, is not deemed material.

[2] The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 attributed to acquisitions subsequent to December 31, 2012.

[3]Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					September 30,	December 31,
					2014	2013
Assets:		Current Assets:
		Cash and cash equivalents			$ 292,735	$ 279,058
		Accounts receivable, net			160,467	158,038
		Inventories			156,007	133,427
		Other current assets			93,412	82,183
		Total current assets			702,621	652,706
		Property and equipment, net			291,701	281,214
		Other long-term assets, net			296,310	296,596
		Total assets			$ 1,290,632	$ 1,230,516
Liabilities and
Stockholders'
Equity:		Current Liabilities:
		Accounts payable			$ 58,255	$ 29,941
		Accrued liabilities			167,449	148,919
		Debt			375,000	278,035
		Deferred revenue			29,560	21,458
		Total current liabilities			630,264	478,353
		Long-term debt, net of current portion			350,000	150,359
		Other long-term liabilities			80,897	83,590
		Total long-term liabilities			430,897	233,949

	Total stockholders' equity				229,388	518,186
	Noncontrolling interest				83	28
	Total equity				229,471	518,214
	Total liabilities and stockholders' equity				$ 1,290,632	$ 1,230,516

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		September 30,	June 30,	March 31,	December 31,	September 30,
		2014	2014	2014	2013	2013
Selected
Balance Sheet	Days sales outstanding[1]	39.2	40.8	42.8	39.9	41.9
Information:	Inventory turns[2]	1.8	1.8	1.8	1.9	1.7

[1] Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2] Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Nine Months Ended
		September 30,	September 30,
		2014	2013
Operating:	Cash Flows from Operating Activities:
	Net income	$ 156,000	$ 144,557
	Non-cash charges	51,943	54,083
	Changes in assets and liabilities	10,181	(10,621)
	Tax benefit from share-based compensation arrangements	(9,581)	(7,438)
	Net cash provided by operating activities	208,543	180,581
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(42,504)	(61,459)
	Proceeds from disposition of pharmaceutical product lines	-	3,500
	Acquisitions of intangible assets	(175)	(1,024)
	Proceeds from sale of equity investment	5,400	-
	Acquisitions of a business, net of cash acquired	(7,516)	(10,101)
	Net cash used by investing activities	(44,795)	(69,084)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	98,000	185,200
	Issuance of long-term debt	200,000	-
	Payment of notes payable	(1,394)	(858)
	Repurchases of common stock	(468,968)	(282,910)
	Debt issue costs	(1,357)	-
	Proceeds from the exercise of stock options and employee stock purchase plans	18,361	21,734
	Tax benefit from share-based compensation arrangements	9,581	7,438
	Net cash used by financing activities	(145,777)	(69,396)
	Net effect of changes in exchange rates on cash	(4,294)	(1,276)
	Net increase in cash and cash equivalents	13,677	40,825
	Cash and cash equivalents, beginning of period	279,058	223,986
	Cash and cash equivalents, end of period	$ 292,735	$ 264,811

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow[1]
Amounts in thousands (Unaudited)
		Nine Months Ended
		September 30,	September 30,
		2014	2013
Free Cash
Flow:	Net cash provided by operating activities	$ 208,543	$ 180,581
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	9,581	7,438
	Purchases of property and equipment	(42,504)	(61,459)
	Free cash flow	$ 175,620	$ 126,560

[1] Free cash flow is a non-GAAP financial measure and is calculated from cash generated from operations, excluding tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. Management also believes this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Share repurchases during the period	2,198	802	3,789	3,187
Average price paid per share	$ 123.98	$ 95.52	$ 125.17	$ 90.14

Shares remaining under repurchase authorization as of September 30, 2014 totaled 4,215,623.

Share repurchases include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

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